Exhibit 99.3

WiSA Technologies, Inc., Q4 2022 Earnings Call, Mar 16, 2023 (EditedCopy)

TEXT version of Transcript

Corporate Participants

*	Brett A. Moyer

WiSA Technologies, Inc. - Chairman, President & CEO

*	David Barnard

LHA Investor Relations - Senior Vice President of Investor Relations

*	George Oliva

WiSA Technologies, Inc. - CFO & Secretary

Conference Call Participants

* Edward Moon Woo

Ascendiant Capital Markets LLC, Research Division - Director of Research and Senior Research Analyst of Internet & Digital Media

*	Jack Vander Aarde

Maxim Group LLC, Research Division - Vice President & Senior Research Analyst

*	James Patrick McIlree

Dawson James Securities, Inc., Research Division - Senior Research Analyst

*	Kevin Darryl Dede

H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst

Presentation

Operator [1]

Welcome to the WiSA Technologies Fourth Quarter and Full Year 2022 Results Conference Call.

[Operator Instructions]

Please note this event is being recorded. I would now like to turn the conference over to David Barnard, LHA Investor Relations. Please go ahead.

David Barnard, LHA Investor Relations - Senior Vice President of Investor Relations [2]

Great. Thanks, Anthony. With us today on the call are Brett Moyer, CEO and President; and CFO, George Oliva. Before turning to Brett, I'd like to remind everyone that today's presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934 as amended.

Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially as indicated by these forward-looking statements as a result of risks and uncertainties impacting WiSA's business, including current macroeconomic uncertainties associated with the COVID-19 pandemic, our inability to predict or measure supply chain disruptions resulting from the COVID-19 pandemic and other drivers.

Our ability to predict the timing of design wins, entering production and the potential future revenue associated with design wins, rate of growth, the ability to predict customer demand for existing and future products, and to secure adequate manufacturing capacity, consumer demand conditions affecting consumers' end markets, and the ability to hire, retain and motivate employees, the effects of competition, including price competition, technical -- regulatory and legal developments, developments in the economy and financial markets and other risks and uncertainties detailed from time to time in the company's filings with the SEC Commission, including those described in Risk Factors in our annual report on Form 10-K for the year ended December 31, 2022, which will be filed later today, as has been updated for any material changes described in any subsequently filed quarterly reports on Form 10-Q.

The information in this presentation is as of the date hereof, and the company undertakes no obligations to update unless required to do so by law. With that, I'll turn the call over to Brett. Go ahead, Brett.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [3]

Thank you, David, and I'd like to welcome our investors and participants to the call. We're looking forward to having a good conversation today. So we've had quite an exciting quarter and year.

So at the top of the list, we're going to talk about WiSA E. We think it's a compelling technology advancement for the entire consumer electronics industry, right? We'll explain how WiSA E fits into the ecosystem, in the TVs and the audio world, right?

Next, WiSA DS, so that's our low-cost 5 channel solution targeted for soundbars. We have brands now starting to issue RFQs to ODMs that are specifying the DS sales cycles trucking along. We're going to go over the WiSA Wave and the marketing focus of the company with Atmos and upfiring speakers.

This is particularly important since one of the strengths technically that we have is high channel count for wireless audio. And if you really want to go to immersive, you need to have more channels of audio and upfiring speakers. So we'll through that today.

On the side, the consumer electronics industry is still in a slump from overbuilding inventory and weak consumer demand. This certainly impacted us. In response to that, operation expenses will drop by $1 million plus from Q4 to Q1. But despite the slump and the impact on -- continuing into the first half of the year, we still expect full year 2023 growth over full year 2022.

This will be probably the only slide -- one of the few slides that some of you have seen before. But for new participants, this lays out what we have been talking about for multiple years as a road map. Now the difference is everything here in one form or another was demonstrated in to companies at CES. So we've moved from concept-goal-desire to the engineering team has finished off or is in the process of finishing off all for a lot of this technology that's on this road map.

So as a brief history to refresh everybody, WiSA HT is our original module, average cost is $10 to $12, it's best in class and targeted for the audiophile speaker market. So expensive markets -- generally more expensive than what I would say, Sonos, which is the top of the consumer level market, right?

WiSA DS takes us from the audiophile market into the soundbar market, which we think is substantial. We think it's somewhere in the mid-40 million units a year worldwide. And there's a couple of players in there, but we think the feature set of WiSA DS and the cost of WiSA DS will let us penetrate a significant number of the designs over the next 18 months.

Well, we've -- as I mentioned on the first slide, we've already started penetrating them. New at CES, but still, this was on our road map was WiSA E. So this is the same software in WiSA DS but enhanced because it's running on a more powerful Wi-Fi chip of 5 gigahertz from Realtek.

So again, why a 5 gigahertz? Let's just do more channels, let's just have higher performance and less proximate the WiSA HT performance and, in some case, exceed it. And then finally, the embedded take in that IP from WiSA DS and WiSA E modules and using it to run with -- in conjunction with an SOC on a smart device.

All of this was demonstrated at CES. So what did we show at CES? Yes, we had 22 companies, which is a full schedule 3 days. Up here at the top, left, not in the picture, is a soundbar. On the top right-hand picture that is WiSA HT in the Platin Monaco with upfiring speakers. There's the little speaker to the right of the soundbar. It's not the soundbar.

Right. So that's the first Atmos solution we've brought out under the Platin brand. And again, the point is to demonstrate to consumers to the industry that for a small incremental amount of money, you can get that Atmos feeling in speakers, not just soundbars, right?

The next product, just to the left of it, which is not on a picture, is the soundbar using WiSA DS. Now this had a huge impact at CES. We've been marketing the specs of WiSA DS for 9 months. But not until companies and product managers and engineers sat in front of an actual soundbar using WiSA DS with Atmos speakers in the rears and Atmos speakers in the soundbar in the front today grasp what a significant improvement this audio experience is. Yet, it's a cheaper solution.

Third demo, WiSA E. This is the first time we showed WiSA E publicly. People were simply amazed. We only showed 6 channels of audio, but we ran Top Gun flawlessly in it. And when we go to release it, we'll be at 8 channels, headed towards 10 channels. And finally, brand new, right?

Nobody was aware that this was going to happen, is the bottom picture on the right. That is a simple demo of IP -- our IP running with a set-top box TV SoC playing 3.1. Immediately following, the demand was strong enough that we had probably half our executive team in Asia going through Korea, Japan and Taiwan, so that the companies with the most interest could share our exciting technology advancements to the rest of their peers in their companies.

So we had the soundbar, we took WiSA HT with us. And that continues the sales practice going forward. What was the point of DS? Why was this so mesmerizing?

Well, if you look at this chart, which you -- some of you've seen before, the blue color audio is what normally comes out of a soundbar and rear speakers, that's a 5.1 configuration. A lot of companies have the purple coming out of a soundbar which is upfiring Atmos for the front of the room.

What DS delivers, and that's why it blew them away, is upfiring in the rear as well, but not just upfiring, it's at a lower price point and the same simple implementation of one module. So if you have rear speakers, you can have Atmos rear speakers for free, essentially, if you discount the drivers, right?

So that's what blew them way. This bubble of blue and purple is what truly gives you immersive audio and that's what we demonstrated. That's what will be built into the Rio soundbar that Platin Audio will release in Q3. From a price feature viewpoint, here's a relatively simple comparison from an audio perspective. You can make a comparison chart 20 rows long.

So if you just look at the fundamental audio experience and you look at the price point of a Sonos Arc at $899. Sonos Arc at $899 does not include rear speakers, does not include a sub, does not include rear upfiring speakers. It does include front upfiring speakers built in the soundbar.

When Platin Audio launches using WiSA DS, it will be $899, but it will deliver rear speakers, it'll deliver a subwoofer, it'll deliver rear upfiring speakers, and it'll have the front upfiring speakers in the soundbar.

So we launched limited quantities, both prove to the audio companies this is a great solution, prove to consumers WiSA DS is a great solution, and deliver a great audio. Now WiSA E is really, we believe, ultimately, the biggest opportunity here. So as I mentioned, we demonstrated it. And that's because you see other industry executives currently talking about trying to eliminate the HDMI cable from the TV to the soundbar. Well, that's nice, nothing like saving $10 for the consumers, but what WiSA E is about and what we're starting to drive with the press release this morning is changing the industry conversation.

Why would you stop there, right? With WiSA E built into an Atmos enabled TV, you save the consumer hundreds of dollars at retail pricing and deliver better experience. The soundbar, the TV, duplicate a tremendous amount of electronics and hardware, which is expensive. So if you think about it, there may be a small Wi-Fi chip added to a TV but you eliminate the module around the Wi-Fi chip.

You eliminate Dolby Atmos royalty that's being paid in the soundbar. You eliminate the soundbar's SoC, which is the operating chip, right? You eliminate all HDMI connectors, you eliminate the input/output expenses around other devices in the soundbar, eliminate the HDMI cable, which the industry is trying to do, and duplicate streaming services.

Now there's more things that get reduced. But fundamentally, our argument is with WiSA E, you can move the soundbar into a speaker, whether it's a long tube with a set of speakers in it or whether it's discrete speakers, we don't care, but the channel count is there to eliminate the duplicated costs between a soundbar and TV, and bring truly immersive audio into the home.

That's just as simple to set up as it was in a soundbar. All right. Update on the WiSA Wave and the marketing strategy. So in 2022, we had more than 1 million visitors come into our websites, more than 2 million pages. Every one of those visitors was responding to an organic search of product review, a customer spec sheet that brought them in or our ads.

If we ran ads, we pivoted the messaging midyear in 2022 away from bringing people just to the WiSA site and bringing them to the Platin site, but bringing them with an ad that said WiSA certified or Platin Audio model XYZ certified by WiSA.

The impact was we shortened the cycle for the consumer to make a buying decision and strengthened the branding results for WiSA certified. And we'll continue to work that. We had quite a good response on growth of pure organic searches coming into WiSA.

In addition that will occur in 2023 is linking WiSA certification to Dolby Atmos or DTS:X. So our -- one of our key strengths is we have the knowledge to implement more channels of audio than anybody. And that's a key feature of getting the most out of Dolby Atmos or DTS:X.

So when we go out and work product reviews, the industry press, this CE Pro headline that just came out in the last week or so, is exactly what we're going to be pushing and what we're striving for. And to quote, Platin's updated Monaco, 5.1.2 home theater system adds Dolby Atmos to its WiSA powered offering to create an affordable yet immersive home cinema experience.

And that's not our quote. That's the CE Pro headline. And that's what you'll see over and over again this year as we focus on the Monaco with upfiring speakers and we focus in the fall on the Atmos launch with Rio 5.1.4 soundbar using WiSA DS. From the state of the industry, to touch on my earlier comments, there is a glut of inventory.

You can see heavy discounting on TV, particularly the most visible, right? Now so impact to us is we have seen pushback on customers and we've seen some cancellations. This will continue in the first half -- but we do think we are getting indications -- initial indications that it should be cleaned up by the time we get to midyear.

Despite the industry perspective, we believe we have full year growth year-over-year because we have new WiSA HT designs going into production and the -- 2 in Japan and 1 in Korea. We have obviously completely new WiSA DS designs going into production. And we've got Platin Audio's Rio 5.1.4 soundbar being launched in Q3.

So you take those 3 new product category launches add inventory in balance, and we think we end the year with growth despite the first half. Now turning the slide over to George.

George Oliva, WiSA Technologies, Inc. - CFO & Secretary [4]

Thank you, Brett. I think it's taking quite a while for the slides to flip over. On the financials for the full year of 2022, revenues were $3.4 million, down about 49% from $6.5 million in 2021. Gross margin was 11.7% compared to 28.5% in 2021.

It's primarily due to decreased volumes, the fixed cost spread over less units. The operating expenses were $18.4 million, including $2.2 million of noncash expenses compared to $13.4 million including $1.5 million of noncash expenses in depreciation in 2021 as primarily stock comp expense and depreciation.

And revenue for the fourth quarter was $900,000 and change. That's approximately flat with the last 3 quarters of 2022. We ended the year with $2.9 million of cash. That was after a financing of gross $7.6 million public offering that closed in December 1, and we had a subsequent $6.2 million registered direct offering that closed in February.

In terms of guidance, we're projecting, as Brett said, a growth year-over-year from '22 to '23 but it's mostly in the second half. We should be down early in Q1, and it will recover towards the second half of the year. And with that, I'll turn it back over to Brett.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [5]

Thank you, George. If we come back to review what is in the company's portfolio, like we've got the best technology in the industry. We've got a full product line that can reach a large market, both in the soundbar and the TV markets.

We have an interoperability standard with WiSA that great partners and that partner list who implemented will expand it. The IP is strong. We continue to add patents around it. And we had a down year with the industry, we expect to see growth return this year. And with that operator, we'll open the lineup for questions.

Question And Answer

Operator [1]

[Operator Instructions]

Our first question will come from Jack Vander Aarde with Maxim Group. You may now go ahead.

Jack Vander Aarde, Maxim Group LLC, Research Division - Vice President & Senior Research Analyst [2]

Okay. Great. I appreciate the quarterly update. I'll start with a question for Brett. Brett, it's obviously been a challenging environment for the entire consumer electronics industry as a whole. But it sounds like your new products, the WiSA E, WiSA DS, are progressing along pretty well.

You still expect to drive full year revenue growth in 2023 despite that slower maybe first half of the year. So is this -- just curious, can you help us understand the drivers I guess, more split between WiSA E, WiSA DS and then your WiSA HT modules? And is it back half loaded from the new products specifically? Or do you also expect your legacy technology to also ramp as well in the back half?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [3]

Well, so -- if I understand the question properly, we do have new designs on our WiSA HT, aka the legacy modules, right? They're going into production and they go into production in the second half, number one, right? All DS designs will go into production -- I mean, there's a small one out there, but any material ones will start going into production in Q3 and in Q4, right?

WiSA E is not on the list of drivers for revenue this year. I do believe we'll have some revenue late in the year, but it is not the main driver of revenue rebounding. So it's HT, it's DS. And then we -- based on the response on the soundbar 5.1.4 solution, we think that's a strong retail product. We're not going to buy a lot of them, but that will be a good Q4 consumer product driving revenue.

Jack Vander Aarde, Maxim Group LLC, Research Division - Vice President & Senior Research Analyst [4]

Okay. Great. So I appreciate the clarity there. So WiSA DS, WiSA HT, and some of these other products, but WiSA E is the biggest driver, at least in your mind, of longer-term revenue, it sounds like. So that's not factored into your 2023 kind of expectation but you still expect growth nonetheless. So -- and then 2024, is that when you expect WiSA E to really ramp up then and become a sizable or more material driver?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [5]

So -- I think WiSA DS in 2024 is really strong. I think WiSA E -- it's just all around design cycles, right? So we're showing WiSA E at CES, the sales activity is high. But it will take customers a while to make design decisions and then build stuff in. So WiSA E starts generating revenue in 2024 for sure and has a big leap in '25.

So it's kind of like DS, but just 12 months before, 12 months lag, right? DS is going to start delivering revenue this year. It will have a big leap next year. WiSA will start delivering revenue next year -- WiSA E. And we'll have a big leap the following year.

Jack Vander Aarde, Maxim Group LLC, Research Division - Vice President & Senior Research Analyst [6]

Understood. And then if I look at just from your success at CES, it sounds like you had 22 companies that you mentioned engaging in the demos. I also got to check out your products at CES as well, and I was impressed by them.

So that was great. Just wondering, of the 22 companies or demos, do you expect to add more inbound requests? Are you getting more inbound requests or more demos from others? Is that not the right way to think about it?

Just wondering -- and are you able to convert these 22 kind of demos in -- with the customers? Are you able to -- do you expect any revenue to come from them, I guess, down the road?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [7]

Absolutely. Absolutely, Jack. Do I -- what do we -- how many do we think will convert? I think -- I would expect half to convert over the next 12 months into one solution or the other.

Jack Vander Aarde, Maxim Group LLC, Research Division - Vice President & Senior Research Analyst [8]

And is there any overlap with these 22 demo customers that -- are any of them existing WiSA HT customers or any brands? Just wonder if there's overlap?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [9]

Absolutely. There's overlap with our existing HT people. But the majority of them, they may be the same company. But as we talked about for, call it, 18 months now, the new price points lets us go to new designs. So where we may be in a high-end architecture price point system and Harman had us in the citation line, well, at half price or 70% less, we can now talk to other product managers about other solutions. So that's true for a lot of companies, right?

Operator [10]

Our next question will come from Kevin Dede with HC Wainwright.

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [11]

Can we look at industry inventory levels for a bit, Brett? Maybe you can just give us a little more assurances on how you see the CE market sort of bouncing back? I think given it's -- you made a great case for new product introduction. But I think the elephant in the room is whether or not you think consumers are going to snap. And I think a lot of that -- at new stuff, a lot of that's predicated on what's available now. Maybe you could just walk us through what you're thinking there?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [12]

Yes. So we can talk about the industry or we can talk about the risk to WiSA's performance, right? So from our perspective, the bounce back is less significant than the Rio launch is less significant than the new product launches from a technology perspective in terms of driving full year growth right?

From an industry perspective, we still see POs move from quarter 1 to quarter 2, quarter 2 to quarter 3, I mean current quarter to next quarter, not saying Q1, Q2, right? But from our perspective, the industry has known that they had excess inventory and overbuilt and undersold clearly, clearly since Q2 last year.

The new inventory was out of balance and they missed 2021's Christmas, but all signs indicate would have told any CE brand that Q3 was terrible, Q4 was terrible, et cetera, right? You saw a lot of discounts in October, November. So from my perspective, when I say I think it comes back in line, I'm forecasting that 12 months is sufficient to address inventory imbalances, whether it's cutting price or cutting production or all of the above, right? So that's our basis for saying the industry should get aligned to the new demand levels by midyear.

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [13]

Okay. That's helpful. I like the way you professed your answer, though, Brett. Looking at it from a risk profile because I think that begs the question on the sourcing side. Given pandemic issues on component availability, maybe you could talk to your comfort level and seeing the product you need to meet demand you're hoping for.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [14]

So I believe for us supplying to our customers modules, there are no issues. We have not gotten any issues on the Rio 5.1.4 build for Q3. The feedback we are getting from our customer -- module customers is less around part shortages and more around just don't need more product right now.

Definitely times have shrunk. Could there be an IC that comes up short for somebody? Maybe. But that's not the message primarily that we're getting. Primarily, we're getting the message of we don't need product right now.

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [15]

Okay. So little -- I guess, little risk on your supply and your manufacturing, your ability to deliver, but greater risk on anticipation for end customer demand in the second half? Is that a fair assumption?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [16]

That's a fair assessment, it's for the HT products, right?

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [17]

Okay. So you have much more confidence in addressing a larger market sort of in the mid-tier range or even lower tier for...

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [18]

Yes. So look, we're addressing a larger market, no question about that strategy for DS and E but from a 2023 P&L perspective, if a product is going to design this year and into production, that means people were designing it last year.

And -- or this quarter or next quarter, right? They are not going to design in a part they don't -- after the year the industry had the year before, they're not going to design a -- my assumption is they're not designing a part they can't get into these products.

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [19]

Okay. Brett -- okay. On the Rio, clearly, you're confident there on the production side. And you'll be, what, available at retail and on the web for the holiday selling season?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [20]

Absolutely. That's the objective. Yes. We expect to be at retail in September. I think we are going to get an incredible amount of product reviews on that product. Some people heard it at CES. People that said no to the solution over and over during the prior 12 months, but had never heard it, right, said no to the spec sheet.

To quote one VP of Engineering, he said I have to have it. It's like well, no s***, we've been telling you that from 9 months. But that type of blow-away experience will propagate through the trade press and the consumers pretty quickly.

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [21]

Yes. No, I'm with you on that. I thought you guys demoed well. Okay. A couple of quick questions for George. $2.9 million in cash post deal year-end. Where do you think you are now sort of pro forma post the 6, whatever 6.2 raise in Feb?

George Oliva, WiSA Technologies, Inc. - CFO & Secretary [22]

We're a little north of $4 million in cash right now, and we have quite a bit of finished goods inventory. So we hope to liquidate some of that in the second half of the year. But we'll probably be needing to raise a little money in midyear.

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [23]

Okay. No...

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [24]

Well, the piece that is missing -- hold on, Kevin...

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [25]

I'm sorry, go ahead.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [26]

Yes, the piece that's missing in this conversation, if you're trying to triangulate cash, et cetera, is we did pay down a significant part of the [ loan debt ].

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [27]

Well, that's the way where I was going because I didn't see a balance sheet in today's press.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [28]

Yes, it's coming up. What -- was a $3.3 million note or $3.6 million, I think it was, is down to $1.3 million.

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [29]

Okay. So that's about now, Brett? Or is that -- was that year-end?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [30]

Now.

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [31]

Okay. Do you have a revolver you can tap?

George Oliva, WiSA Technologies, Inc. - CFO & Secretary [32]

No, we're don't use -- we don't really have a revolver.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [33]

An ATM, you're talking?

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [34]

No. No, I'm looking for something on the debt side. I was just wondering what you have. Like, you took your -- you paid off, what, $2.3 million of your debt, do you have the flexibility to go back to that if you need it?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [35]

I would assume so, but it's not a structured revolver.

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [36]

Okay.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [37]

That fund has been a very supportive fund of the vision and the business plan and the execution.

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [38]

Okay. Amidst the brutal pandemic and product shortages and hell on earth that you faced for the past 3 years. So give us the sort of the share count, where is that?

George Oliva, WiSA Technologies, Inc. - CFO & Secretary [39]

I would say it's currently approaching 2 million.

Kevin Darryl Dede, H.C. Wainwright & Co, LLC, Research Division - MD of Equity Research & Senior Technology Analyst [40]

Okay. Okay. All right. So roughly north of $4 million cash pro forma, $1.3 million in debt and 2 million shares out. Okay. When do you -- George, when do you think you'll file your K?

George Oliva, WiSA Technologies, Inc. - CFO & Secretary [41]

It should be after close market today.

Operator [42]

Our next question will come from Ed Woo with Ascendiant Capital.

Edward Moon Woo, Ascendiant Capital Markets LLC, Research Division - Director of Research and Senior Research Analyst of Internet & Digital Media [43]

As there is a glut in the channel in terms of inventory, have you seen reductions in input component costs as well as lead times?

George Oliva, WiSA Technologies, Inc. - CFO & Secretary [44]

I don't -- I have not seen reduction in cost, no -- of components, no.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [45]

Yes. I mean, we have a pretty narrow set, Ed, right? I mean, the components we buy are just around our wireless modules. We don't see the pricing action across all the components of products we go into.

George Oliva, WiSA Technologies, Inc. - CFO & Secretary [46]

I think most of the increase in cost is related to freight costs. I think freight costs increased during the pandemic and hasn't come down yet.

Edward Moon Woo, Ascendiant Capital Markets LLC, Research Division - Director of Research and Senior Research Analyst of Internet & Digital Media [47]

Okay. And then you guys mentioned that you are going to be reducing operating costs. Will you have to increase it as product revenue increases in the back half of this year?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [48]

No. The largest part of our operating cost is the -- it is R&D and test. So the more flexible piece is the marketing, but there will be a bump in the marketing at Christmas. But there'll be a corresponding bump in revenue.

Operator [49]

Our next question will come from Jim McIlree with Dawson James.

James Patrick McIlree, Dawson James Securities, Inc., Research Division - Senior Research Analyst [50]

Following up on the prior question about OpEx. So you lower OpEx in Q1 and that's the new base. So it's not further reductions from there. But that's the new baseline that will -- that you'll use for the company and grow into the expenses from there. Is that right?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [51]

At that largest part, that's right, but there's still a series of expense control items that we're working through. So we're not looking at the engineering resources. But from a G&A and [ corp ] development, we still have some savings to achieve.

James Patrick McIlree, Dawson James Securities, Inc., Research Division - Senior Research Analyst [52]

Okay. That's helpful. The -- I mean, just ballpark, it kind of sounds like revenue in the first half is maybe 30% to 35% of the total revenues you're expecting for the year. Do I have that kind of right?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [53]

Well, that's interesting. Of all the numbers I've looked at, Jim. All right, let me think about that. What was your percentage -- third?

James Patrick McIlree, Dawson James Securities, Inc., Research Division - Senior Research Analyst [54]

Yes. It's just -- I'm just trying to get a feel for how big of a ramp you're expecting in the second half, that's all.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [55]

I don't think that's -- but I could refine it after the call.

James Patrick McIlree, Dawson James Securities, Inc., Research Division - Senior Research Analyst [56]

Okay. Great. And then lastly, also on a prior question, you were asked about -- or maybe in response to a prior question, you talked about finished goods inventory. Is there a risk of inventory write-downs?

I mean, how do you feel about the valuation of that inventory if there's any technological obsolescence or price declines that you need to account for? I'm just trying to get a better understanding about the value of the inventory.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [57]

Well, George can address it from a tech -- an accounting viewpoint, but from a technology obsolescence some of these HT designs that have gone [indiscernible] into production, they have a 3- or 4-year life, right?

I mean the Pro Audio doesn't redesign speakers every year. They do that every 4 years or 5 years or 3 years, right? So we don't see a risk of obsolescence from a customer demand. And the speaker inventory is -- so it's just selling it. So I don't -- we haven't taken any write-downs. I don't think there's a big risk currently.

Operator [58]

Our next question will come from [ Jared Merrins ] with Retail.

Unknown Attendee [59]

I've been a WiSA investor for a little over 1.5 years now, and over that 1.5 years, you started off the conference call saying it's been exciting for WiSA. Well, as a retail investor, it has not been very exciting.

My investment in this company is now basically worthless and the company just continues to dilute -- basically reverse split, and then dilute. You made a statement that your revenue this year is going to be -- sorry, year-over-year is better this year than last year. And you gave guidance last year that basically that you're going to have a better third and fourth quarter. What are you -- what's different about this year that's different than last year because you made the same statements last year and you had a horrible third and fourth quarter. What's different?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [60]

Yes. So there was clear industry impacts, Jared. Well, first of all, let me just say, with you, the Board, management, all the WiSA employees, we've suffered the same pain on the stock. It's been painful, right?

So no question about that across the entire company, from the directors down to every employee, right? But from a perspective, I tried to lay that out into one slide. We have new products going in place, which will build revenue this year. And when you look at last year, we had a terrible Q3 and Q4. We had a strong 2021. We saw -- we had a decent Q1 '22. But as we talked about, the consumer, and it's not specific to just us or our products, but the consumer in May and June really moved away from outfitting the house or the COVID nest or the COVID cave as I call it. So you can see this happening in the TV industry, the stationary exercise equipment.

Consumer really shifted spending to retail -- travel to going out again as a COVID lockdown started to expire. I think we -- and that's what happened in the second half. I think we have a different solution -- a different issue that the consumer is struggling with now, the cost of living. But that seems to be coming under control somewhat. But primarily, the COVID cave people, stopped outfitting it. And so we had -- we didn't have a strong Q3, Q4, clearly. Thank you.

Unknown Attendee [61]

And you also stated that you had a $1.1 million, you're going to have a reduction in cost. What makes up that $1.1 million?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [62]

We have trimmed heads. We are trimming marketing expenses. We plan to trim some legal expenses. We all plan to trim engineering.

Unknown Attendee [63]

So do you have plans to trim further into next quarters? Or is it just this one quarter that you're looking to just trim?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [64]

Well, we're always looking at what expenses are worth investing in? Because look, it's an investment, right? And what doesn't need investing in? So we realigned Q1. We'll continue to look at expenses in Q2 and try to optimize our operations.

Unknown Attendee [65]

So based on what you guys have said -- also you made a statement that your cash burn still is pretty high so you're going to have to basically do another dilution again. Is that correct?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [66]

Well, George mentioned that, but how that dilution were to occur as you and everybody else knows, we have engaged with AQT to work on strategic partnering. So we're not saying that we will be doing just a straight out financing.

Unknown Attendee [67]

So that's still not a 100%, but it -- probably like 80% to 90% you're probably going to end up having to dilute again, correct?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [68]

Jared, we've given the guidance that we've given, right? You can build your models, but we are working to do a strategic partnership, and that's plan A.

Unknown Attendee [69]

Okay. Let's talk about the partnership. You guys came out with a press release that you had potentially 4 partners -- potential partners that would partner with WiSA. What came about that? And why hasn't there been any update on that?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [70]

Well, there will be no updates until there's a definitive agreement with a partner, Jared. That's just the way the process works. We're engaged and we have ongoing conversations. There's a back-and-forth going around and around that is -- occurs every week. But we can't update on hypotheticals. We couldn't update on impossibles, right?

Unknown Attendee [71]

So what you're saying is that process is still ongoing, it's not ended?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [72]

No, it has not. We -- look, we believe that product road map we showed at CES is a very compelling technical achievement by the best Wi-Fi team -- Wi-Fi audio team in the industry, right?

We believe that it positions us to go into substantially larger markets. And as I've said last year, that was our goal, that's what we achieved. That's what we're doing.

Unknown Attendee [73]

And Brett, I believe in all the products you make. That's the reason why I invested in your company. The problem I'm seeing is that you guys make great products, but nobody seems to want to buy them. And I want to know the reason why they're not being purchased because your revenue continues to go down and the cash burn continues to go up.

And I understand your cash burn goes up because your R&D cost, I get that. But the revenue just continuously goes down, and it continues to go down. One of these times, you have to look at it and say, what are we -- are we going in the right direction? I think you are, but I don't like the continued dilution that you keep doing, where basically -- you're using shareholders to basically finance that company. When revenues got to kick in and start doing that.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [74]

I don't disagree, Jared, that revenues got to kick in. We've addressed that. There is -- we expect to get revenue growth off of 3 new sets of products coming out this year. We had revenue growth of 180% in 2021.

Last year was a bad year across the consumer electronics industry, was a bad year for shareholders across many, many companies. Was a bad year for the employees who have worked really hard to get to this great presentation of functioning technology at CES. So I think...

Unknown Attendee [75]

All right. But when I say that -- I appreciate everything everybody is done. What I'm trying to say is the results -- like I said, I've invested in this company, and I am basically -- it's basically worthless now. It's worth nothing to me. So I'm really concerned that I put my hard-earned money into this, and it's basically not worth anything anymore. And I still see the direction of you guys using dilution and dilution and dilution.

When I'm a shareholder and you guys should be trying to protect the share price and you're not doing that. I guess my last question to you is please explain to me and I wanted you to explain all the retail investors out there, why did you do a reverse split when you had the opportunity to get an extension for 180 days and didn't even look at that avenue?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [76]

Well, let's correct your statement, right, you do not know what we looked at or did not look at, right? So we're pretty thorough in what we look at, and that was the assessment of the Board, and that's what we did, right? We are at $0.10, Jared.

Unknown Attendee [77]

What do you mean $0.10?

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [78]

Minimum bid on NASDAQ is $1, right? So we had to address it. It's that simple. We did not want to risk getting delisted. So we did address it.

Unknown Attendee [79]

But there is an option to go 180 days on an extension. And you may have looked at that board, I'm saying is it -- wasn't conveyed to -- anything saying that you tried? Or -- I mean, it seemed like you automatically did a reverse split as soon as you got the okay to do it, you did it basically overnight. So I just want to know the rationale behind that because right now, if you look at the stock price today, our stock price is at $3.30, something like that.

You're going to look at that stock price in the next quarter, and I guarantee you're going to be low $1 again. And you're going to have to basically come up with the same thing as you did before. So you're just basically doing the same thing over and over again, and that's just insanity.

And I want to understand why you continuously do the same things and not look at other avenues because I think this reverse split hurts everybody other than certain people that you're involved with, but it hurts people that have hard earned money invested in your company. I mean, the stock is worth hardly anything now. I mean, it continuously gets diluted.

Brett A. Moyer, WiSA Technologies, Inc. - Chairman, President & CEO [80]

Jared. That's going to be the last question, and I feel the pain, trust me. Everything I have is on this company, right? We have always considered -- which is one of the reasons we hired AQT, is it better to merge, partner, sell versus finance?

So we worked that equation every month of the year since August last year, and we'll continue to work that equation. And how that plays out this year, we cannot discuss until it plays out, okay? So with that, operator, I think we will terminate the call. And I'd like to thank everybody for coming.

Operator [81]

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.